UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under § 240.14a-12

LAIRD SUPERFOOD, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following is the transcript of a conference call and audio webcast held by Laird Superfood, Inc. (the “Company”) on December 22, 2025, to provide stockholders with corporate updates regarding the Company’s proposed acquisition of Navitas LLC (“Navitas”).

Jason Vieth

President and Chief Executive Officer

Good morning, everyone. My name is Jason Vieth, and I'm the CEO of Laird Superfood. Thank you for joining me today as I share some exciting news about the future of our company.

Today, we're thrilled to announce that Laird Superfood has entered into an agreement to acquire Navitas LLC, the company behind the renowned Navitas Organics brand. This acquisition, valued at $38.5 million in cash, is a pivotal step in our ongoing strategy to build a scaled and diversified platform in the functional nutrition space. We're funding this acquisition through a $50 million convertible preferred equity investment from Nexus Capital Management, with the option to draw up to an additional $60 million for future strategic opportunities. Both the acquisition and the investment are expected to close in the first quarter of 2026, pending customary approvals, including from our shareholders.

Let me tell you a bit about Navitas Organics. Founded in 2003, Navitas has been a true pioneer in the superfoods category for over 20 years. Navitas specializes in high-quality, organic, nutrient-dense products like cacao powder, chia seeds, goji berries, and other plant-based superfoods that appeal to health-conscious consumers. With annual revenues of nearly $36.4 million in 2024, Navitas has built a strong presence across natural and conventional grocery stores, clubs, and e-commerce channels. Their commitment to premium, minimally processed, organic ingredients perfectly aligns with our own mission at Laird Superfood to deliver clean, real-food products that fuel everyday performance and wellness.

This deal makes tremendous strategic sense for us. At Laird, we grew our business to more than $43 million in net sales during fiscal year 2024 and our strong momentum continued into 2025—with expected net sales growth of 15% versus the prior year. By bringing Navitas into the fold, we're not only adding a complementary portfolio that broadens our product lineup but we are also adding a business growing double-digits with 32.7% gross margin in 2024 and which will be immediately accretive to our Laird Superfood business, with a combined pro forma annual revenue base of approximately $80 million during 2024. This scale strengthens our position in the rapidly expanding superfoods and wellness market, where consumers are increasingly seeking out functional, nutrient-dense foods and beverages.

Beyond the numbers, the synergies here are compelling. Our supply chains and sourcing networks are highly complementary, allowing us to optimize costs and improve efficiency. We'll expand our reach across shared distribution channels, including e-commerce platforms and retail partners, driving greater accessibility for our products. And perhaps most exciting is that this combination opens up new opportunities for innovation—think cross-portfolio product development that leverages Navitas' expertise in raw, organic superfoods with our focus on performance-enhancing functionals like adaptogens and mushrooms. Together, we'll be better equipped to meet evolving consumer demands for sustainability, wellness, and authentic ingredients.

We're also excited to welcome the talented Navitas team, led by their CEO Ira Haber, and to integrate their teams passion for health and wellness into our culture. And with the support from our new partners at Nexus Capital—who share our vision for long-term growth within the multi-channel superfood market—this transaction provides the capital that we need to accelerate these initiatives and pursue even more opportunities in the future.

In closing, this acquisition is about much more than just growth—it's about strengthening our ability to deliver clean, real nutrition to increasingly health-conscious consumers. We're building a powerhouse in functional foods, and I couldn't be more optimistic about what lies ahead for Laird Superfood, Navitas Organics, and our combined community. And while we could hardly be more excited about this acquisition, we view this as just the first step in a journey to put together a portfolio of the best health and wellness brands on the market.

Thank you for your continued support. We look forward to sharing more updates soon, including more financial information and an investor presentation around the time that we file the proxy in January. If you have any questions, please reach out to our Investor Relations team. From Laird Superfood and Navitas Organics, wishing you all a safe and wonderful holiday season.

Operator

Thank you. We'll now move on to our Q&A session. So, if you'd like to ask a question, you may do so by pressing star one on your telephone keypad. Or if you'd like to remove your question for any reason, please press star two. Once again, to ask a question, please press star one. As a reminder, if you are using a speakerphone, please remember to pick up your handset before asking your question. Our first question is from the line of Eric DesLauriers of Craig-Hallum. Your line is open.

Question and Answer

Eric DesLauriers

Craig-Hallum

Great. Thanks for taking my questions and congrats on this transformative transaction here. Seems very exciting and a clear fit. So as you look at the combined product portfolio and distribution channel depth of the combined company here, where do you see the biggest opportunities for organic growth and where do you see the biggest opportunities for M&A to fill the gaps? Just kind of wondering how you're looking at the landscape strategically over the next couple of years here. Thank you.

Jason Vieth

President and Chief Executive Officer

Hey, Eric, this is Jason. Thanks for your question. It's a great one, obviously one that we've spent a lot of time considering as well. And, you know, the reality is we now have two really dynamic brands, really strong brands that we feel we have a lot of growth opportunity on both of them. And so, you know, with Laird Superfood, we've been talking about that for quite some time. With Navitas, you know, if we are at the point where we're able to really run this business, we feel like we can continue the strong growth that they've had. As I mentioned in the prerecord, they're growing double digits. They have strong gross margin. They've done a really nice job of expanding out into the natural channel. They have, similar to us, some strong conventional business, but just a tremendous amount of opportunity as they go forward. And so we're really excited. We think that the playbook looks very similar for those two brands across both online and then the wholesale business with retail and club. Outside of those two brands, we mentioned that we now have a partner in Nexus Capital and that we expect to put another $60 million of potential investment to work. And there are a number of brands that we're really excited about in the superfood space. This has been a long-time strategic discussion with our board with regard to building out a portfolio of superfood brands, because this is where the consumer is going. The consumer, frankly, has been going there for a while, and it's only accelerated in the last year, especially coming out of COVID, as people realize that they need to eat better, and that what they eat ultimately determines what their health is. And so we think we're playing into that really well with both Navitas and Laird, but there are many other brands that we feel could be in a similar situation and play a similar role for us as we look to expand our reach to consumers and across the various retail channels, again, including both wholesale and online. So I think you'll see us be very active in growing our business and also very active in considering other opportunities.

Eric DesLauriers

Craig-Hallum

Excellent. That's very helpful. If I could double-click into that a little bit. As we look at just the combination of Navitas and Laird, let's look at the opportunity, you know, let's just say over the next, these initial 12 months, where should we see, or I guess expect more synergies to come from? Is this more on the, you know, on the cost side, supply chain sourcing, overhead? Is it more on the revenue side of the opportunity in terms of cross-selling? You know, perhaps there's some distribution or retailers they’re in that you're not, that you sort of have a, you know, of low-hanging fruit cross-selling opportunity. If you could kind of just expand on how we should think of sort of cost versus revenue synergies in this kind of initial phase of integration.

Jason Vieth

President and Chief Executive Officer

Yeah, I'm sure I'm not going to surprise you when I say the answer is yes. We see opportunities on both sides of that ledger. And, you know, the cost synergies are always a little bit easier to estimate and to, you know, to go execute. And we absolutely see a lot of opportunity there. Similar to Laird Superfood, Navitas is also co-manufactured and has 3PLs. And the opportunity to put those two supply chains together is very compelling. And we'll be able to come back and talk more about that in the future. But we certainly see that the businesses are highly complementary. And yet at the same time, there's very little overlap in actual products. So back to your question in the commercial side, we have very few products that are in competition with Navitas. And so we think that there's really a compelling opportunity to introduce our brands to one another's consumers, to take our brands to market together as a superfood platform for retailers, to cross-market our brands and potentially even collaborate with the two brands to create new products that would be Navitas inside of Laird or vice versa. So we're really excited about both the commercial and the operational synergy opportunities.

Eric DesLauriers

Craig-Hallum

It seems like plenty of opportunities for you guys to get some nice synergies there. If I could try one more on the M&A opportunity, just as you look at the combined product portfolio here, are there any gaps in either, you know, product types, use cases for products, that we should be thinking about as you kind of analyze the superfood landscape. Are there any specific areas that we should sort of be on the lookout for in terms of what you're looking at for M&A? Just help us kind of understand the product portfolio of the superfood landscape, how you see this combined portfolio fitting in and where you see opportunity to, you know, expand your depth with some more M&A. Thank you.

Jason Vieth

President and Chief Executive Officer

Yeah. Of course. Thanks, Eric. Yeah, I mean, look, the reality is we're going to have a pretty wide aperture as we take a look at the various superfood players that are in the market. We're very interested in functional foods in general. The beauty of both Navitas and Laird is that we have long demonstrated to consumers and to our retail partners and to manufacturers as well that we are going to play in the premium space, with value-added foods that provide functional benefits back to consumers, and that means that we can have quite a wide lens that we look through as we evaluate other brands that can fit into our portfolio. Between the two brands today, we're largely going to be a shelf-stable portfolio. We'll mostly be in bags of product, so anything that is playing in that space is obviously a hand-in-glove type of opportunity. But we do have a liquid creamer product as well, and we are interested, as we've mentioned before, in the functional beverage space. So I think you'll see that we take a very broad look at what's in the market, and as we go forward, we'll stay true to our strategy, but be very open to looking at various other brands that make sense.

Eric DesLauriers

Craig-Hallum

Makes a lot of sense to me. You guys again, thanks for taking my questions.

Jason Vieth

President and Chief Executive Officer

Thanks, Eric.

Operator

Thank you. Our next question comes from the line of George Kelly of Roth Capital Partners. Your line is open.

George Kelly

Roth Capital Partners

Hey, everybody, thanks for taking my questions. First from you, not sure how much you're wanting to give here, but just a couple of questions on the financials. Can you be more specific on the growth. I think you said double digits. Just wondering if you can give any more on that. And is the business profitable?

Jason Vieth

President and Chief Executive Officer

Yes thanks, George. Good to hear from you. Yeah, I think really all that we've released at this point is that the business is growing double digits. You know, it's a tough moment right now because we have nine months of financials and we don't have the full year. And so we still have some work to do to get ready with the proxy financials. And so that'll all be coming soon. I would anticipate that over the course of the next few weeks, we'll be ready to release that. The gross margin is very strong on the business. We're not really sharing below that line right now. We will. But the gross margin is quite strong as well, right around 33% in the most recent reported period. I'll just say that as we put the businesses together, we do expect that it will be attractive financials relative to where we are today.

George Kelly

Roth Capital Partners

Okay. Okay. Thanks. And then second question for me just on the channel mix. Is their channel mix quite a bit different than yours? Like how big is their online business? It sounds like they have a decent-sized club business. Just curious sort of how that contrasts with yours. And is there a big opportunity, if that's the case, for you to just sort of better cross-sell into each other's respective customer bases?

Jason Vieth

President and Chief Executive Officer

Yeah, George, I love that question. It's really important to us. So what we found with Navitas is that they have an even more established wholesale business than ours. And with, you know, obviously a stated strategy on Laird Superfood to drive more business to that channel and to really grow in that channel, we feel like there's quite a lot of learning from Navitas and strong relationships that we believe we can leverage to grow the Laird Superfood business in that space. And then on the flip side, and let me not take away, too, from the tremendous opportunities that are still available to grow Navitas, especially in the conventional channel and with new products being launched into the natural channel right now. So a lot of opportunity on Navitas, but I would say probably even more on the Laird Superfood side to catch up to where they are. On the flip side, in the e-comm channels, we do have a more established business at Laird Superfood, especially within DTC. And that's probably not a surprise, you know, by benefit of having Laird and Gabby really front and center on the brand and helping to launch that brand in the early days and, you know, really leveraging what was a digitally native environment for us when we birthed the business. I think we just had a head start on that. So to your point, absolutely. We see opportunities to leverage what we've done in the DTC space. We see cross-selling opportunities to introduce our consumers to Navitas. And frankly, we don't have to introduce them. Our consumers are going to overlap in a very large way just by virtue of the foods that they're selling, the foods that we're selling, and where we're selling them. So I think that's going to be a really nice opportunity for us. And then similarly at Amazon, they have a nice business, but it is still, I would say a bit more nascent than is Laird Superfood. And we have a whole lot of really great experience and learnings that will apply back to the Navitas side as well. So, it really is, you know, in terms of commercial synergies, we really do have a couple of strikes that are different on each one of the brands where we should be able to leverage for really nice growth as we go forward.

George Kelly

Roth Capital Partners

Okay. Okay. And then maybe just one more. Back to what Eric was asking questions just about your go-forward acquisition strategy. And maybe to ask a slightly different version, and not to get too granular on kind of areas you're targeting or anything like that, but just high level, maybe longer term. You know, this is a big transaction and that second sort of plug of equity that you're contemplating. These are big numbers. And so I guess the question is, it seems like, is this really sort of a central focus? Is this really sort of a management priority? Is just scaling up quickly, how aggressive should we think? I guess maybe the direct question is just what is your medium kind of longer term or longer term goal with respect to size and how quickly you want to get there? Was that clear? I don't know if that's clear.

Jason Vieth

President and Chief Executive Officer

Yeah. I understand.

George Kelly

Roth Capital Partners

Just trying to kind of set expectations, I guess, around how quickly you want to keep doing similar deals.

Jason Vieth

President and Chief Executive Officer

Yeah, it's a great question. And, you know, we've obviously just put blood, sweat, and tears into this deal. So there's going to be a little bit of a pause for sure, George, as we, you know, finish this off and digest. But the reality is we do believe that this is the moment, one of the most opportune moments to be aggressive in the space. You know, there is a tremendous number of brands that are emerging and a good number of them that are interesting to us. And so I don't know that we are dictating a specific pace at this point, we want to be discerning. But at the same time, we feel like there are brands that fit what we would call our ethos really well and that would fit in with our supply chain commercial teams really well. And so I think you'll see us being pretty active in and looking for that third pillar or third stool of the chair pretty quickly. Obviously, we need to make sure that we first are able to put the two businesses together and to drive that forward and feel comfortable that we've got that, that we're in position to do that. And then at that point, I think as we see the right property emerge, we'd be open at any point to doing that. All that to say, I think you'll see that this is a core part of our strategy. We have our operational teams deadlocked on what they need to do to deliver the results for Laird Superfood and the Navitas. But as we go forward, the executive time against the other opportunities combined with, I mentioned we have a partner here with Nexus Capital that's supporting us to go look at these opportunities. So I think you'll see that combination taking a hard look at the market.

George Kelly

Roth Capital Partners

Okay. Thank you.

Jason Vieth

President and Chief Executive Officer

Good to talk to you, George.

Operator

Thank you. Once again, if you'd like to ask a question, please press star one on your telephone keypad. Our next question is from the line with Anthony Vendetti of Maxim Group. Your line is open.

Anthony Vendetti

Maxim Group

Thank you. Jason, maybe just following up on the M&A question, then I just have a couple of questions regarding Navitas. So when you mentioned that obviously you're going to take a pause, obviously until it makes sense, but are you going to wait until you fully integrate the acquisition before pulling the trigger on another one? Or how long do you think this integration will take? And maybe just talk about what the steps are whether it's back office or warehousing to integrate that, maybe their, their HR or ER system, whatever they have, you know, just maybe give a little bit of a timeline there if you could.

Jason Vieth

President and Chief Executive Officer

Yeah. Hey, Anthony, nice to hear from you. We are, I mean, look, just to play that out a little bit more, I think we're probably unwilling at this point to box ourselves into a timeline because again, we're gonna be discerning if the right property were to, you know, the right brand were to show up. I think we'd be very interested in having those discussions. These aren't big businesses. You know, it's important to keep in mind, you know, in the case of Laird and Navitas, we're very similarly sized businesses, you know, both pushing up towards that $50 million mark right now. And we have “supply chain light”, as we call them, right, with co-pack and distributor third parties. And so putting the businesses together, they're not overly complicated businesses. Putting them together is not an overly complicated transaction either. But to your point, our expectation is we will merge the backbones together. So yeah, we have IT work to do, systems work to do to make sure that we can platform these businesses and run them efficiently and effectively and be able to run reports across two platforms, etc. So there is some work to be done for certain but they you know right now they're standalone businesses that operate pretty well and with pretty similar dynamics: they're growing but growing at a level that the team is able to support. We both have small teams, but I think very strong teams and so I wouldn't want to time box this into anything. We're very happy where we are right now, though, I'll say we're going to take this moment and get to know each other's teams as we move into the new year, and then we'll figure it out from there.

Anthony Vendetti

Maxim Group

Okay. And then just in terms of the number of storefronts that Navitas is in and/or the number of SKUs that they currently have, and then in terms of the SKUs, are there any that you think don't make sense going forward or you're like, hey, this is all additive and we'll look to use that as a platform to grow?

Jason Vieth

President and Chief Executive Officer

Yeah, I think we'll come back to you with the actual counts. But, you know, as you dimensionalize it, what I'd say, Anthony, is Navitas has less SKUs than we do at Laird Superfood, and they're in more stores than we are in. So they have, I think, a really nice mix or really nice revenue per SKU mix, and we're really excited about that. So we'll come back to you with more detail on all of that as we get a little bit more time with the business and understand really at a more detailed level the products and the retail assortment and what we think is ultimately make sense or not, especially if we combine the businesses.

Anthony Vendetti

Maxim Group

And maybe just last question and I'll jump back in the queue. Just in terms of, you know, your current customers, have you, you know, spoken to any of them about, you know, what they would think about the combined companies and, you know, how they would view it and, you know, just in terms of, they would look at this as a positive? And if so, what do you think the business benefit other than obviously you're adding in a category that makes sense? What are those cross-selling opportunities if you've had those conversations with customers so far?

Jason Vieth

President and Chief Executive Officer

No, I think the sales team is just starting to have those conversations, obviously, until the deal was announced we couldn't do any of that. I think what you'd hear if you spoke with customers about either one of the brands is really positive remarks about how the team is to work with and the pace of innovation and support that is provided back to those retail partners. So I think that putting the two together, you know, it's not like one has a bad reputation and the other one does not and you know, something's really going to change. I think what you're going to hear is expectations more of the same and generally a lot of excitement because ultimately what we're doing here is to roll up a number of brands to build a portfolio to help those brands live, you know, in a more sustainable fashion over time than if they were all standalone. That should be exciting for all these retailers, you know, that are supportive of the superfood products, which, you know, are great for consumers and really, you know, trending positively with consumers, but also premium and at attractive price points for those retailers. So, I think you'll hear very positive remarks, and we'll be able to share more on that once those conversations have taken place.

Anthony Vendetti

Maxim Group

Okay, excellent. Thanks so much. Appreciate all the color.

Jason Vieth

President and Chief Executive Officer

Yeah, pleasure. Thanks, Anthony.

Operator

Thank you. There are currently no questions waiting at this time, so as a final reminder, it is star one to ask your question. There seem to be no questions waiting at this time, so I'll pass it back over to management for the closing remarks.

Jason Vieth

President and Chief Executive Officer

Yeah, I really don't have much more to share at this point other than to say thank you to everyone that's been here on the ride. You know, this is something we've spoken about in the past with regards to beginning to put together a few superfood businesses. We've always said that M&A was going to play a role for us. We just didn't have the balance sheet to be able to support that. And now with a new partner in Nexus Capital, we feel like we are in position to really be able to put together a couple of powerhouse businesses. And this is the start, I believe, of something very exciting. I hope you all will agree and we look forward to coming back and sharing more details in the near future. So thanks much, everyone. Happy holidays to you and talk to you in the new year.

Operator

Thank you. That will conclude today's call. Thank you for your participation. You may now disconnect your line.

Additional Information and Where to Find It

In connection with the Preferred Stock Issuance (defined below), the Company intends to file preliminary and definitive proxy statements and other materials with the Securities and Exchange Commission (the “SEC”). In addition, the Company may also file other relevant documents with the SEC regarding the proposed Navitas Acquisition and the Nexus Investment (each as defined below) (collectively, the “Transactions”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. The definitive proxy statement and other relevant documents will be sent or given to the Company’s stockholders as of the record date established for voting. Investors and stockholders may also obtain a free copy of the proxy statement (when available) and other documents filed by the Company at its website, www.lairdsuperfood.com, or at the SEC’s website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from the Company by directing such request to the Company, to the attention of Investor Relations, 5303 Spine Road, Suite 204, Boulder, Colorado 80301.

Participants in the Solicitation

The Company, Nexus Capital Management, LP (“Nexus”) and their respective directors, partners and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Transactions. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 26, 2025. To the extent holdings of shares of common stock by the Company’s directors and executive officers have changed from the amounts of shares of common stock held by such persons as reflected in the Company’s Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials filed with the SEC in connection with the proposed Transactions when they become available.

Forward-Looking Statements

Certain statements contained in this disclosure constitute “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “began,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Forward-looking statements in this disclosure may include, but are not limited to, statements relating to (i) the proposed Transactions and their expected terms, timing and closing, including receipt of required approvals, satisfaction of other customary closing conditions and expected changes and appointments to the Company’s board of directors, (ii) estimates of future synergies, growth opportunities, savings and efficiencies, (iii) expectations regarding the Company’s ability to effectively integrate assets and properties it may acquire as a result of the proposed acquisition of Navitas (the “Navitas Acquisition”), (iv) expectations of the continued listing of the Company’s common stock on the NYSE American LLC and (v) expectations of future plans, priorities, focus and benefits of the proposed Transactions.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including but not limited to (i) the ability of the parties to consummate the proposed Transactions in a timely manner or at all, (ii) satisfaction of the conditions precedent to consummation of the private placement of Series A Preferred Stock to Nexus (the “Preferred Stock Issuance” and such transaction with Nexus, the “Nexus Investment”) and the Navitas Acquisition, including the ability to secure required consents and regulatory approvals in a timely manner or at all, and approval by the Company’s stockholders of the Preferred Stock Issuance, (iii) the possibility of litigation (including related to the proposed Transactions) and other risks described in the Company’s SEC filings. The Company does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise, except as required by applicable securities laws. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. More information on potential factors that could affect the Company’s financial results will be included in the preliminary and the definitive proxy statements that the Company intends to file with the SEC in connection with the Company’s solicitation of proxies for the Company’s special meeting of stockholders to be held to approve, among other things, the Preferred Stock Issuance in connection with the proposed Transactions.